Exhibit 99.1

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Corporation Announces Two New Board Members

CFO Richard Blass Re-Joins Board

Woodbury, NY - September 20, 2005 - Delta Financial Corporation (Amex: DFC) today announced that John Adamovich, Jr. and William Addas have been appointed to the Company’s Board of Directors effective immediately. Mr. Adamovich will also serve on the Company’s Audit Committee. In addition, the Company announced that Richard Blass was re-appointed to the Board, effective immediately.

John Adamovich has 30 years of experience in corporate financial management and auditing, with in-depth experience in international finance, mergers and acquisitions and Securities and Exchange Commission compliance. Most recently, Mr. Adamovich was executive vice president and chief financial officer of Rainbow Media Enterprises, a wholly owned subsidiary of Cablevision Systems Corporation. Prior to joining Rainbow, he was group vice president, chief financial officer and treasurer of Pall Corporation. In addition, Mr. Adamovich, a Certified Public Accountant, was a professional practice partner at KPMG, LLP.

William Addas brings more than 20 years experience from both a financial and legal perspective. Currently, Mr. Addas is a managing director at Deutsche Bank, where he is the head of specialty finance investment banking in the Americas. Previously, Mr. Addas was a managing director at both Credit Suisse First Boston and Donaldson, Lufkin & Jenrette, Inc. Additionally, Mr. Addas was a partner at the law firm Manatt, Phelps and Phillips, LLP.

“We are pleased to welcome John and Will to our Board of Directors. With their depth and breadth of experience, they bring relevant knowledge of the industry and an important financial perspective, which we believe will enhance the goals of the Company,” said Hugh Miller, Delta’s president and chief executive officer.

Due to the passing of an independent Delta Board member in April 2005, Mr. Blass agreed to resign his Board position to provide the Company ample time to fill the Board vacancy and remain in compliance with the American Stock Exchange listing requirements, which do not allow companies to have an equal number of independent and inside board members. With the appointment of Messrs. Adamovich and Addas, Mr. Blass was re-appointed to the Board, which is now composed of eight members, five of whom are independent board members.

About the Company
Founded in 1982, Delta Financial Corporation is a national specialty consumer finance company, based in Woodbury, New York, that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily fixed-rate loans secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming mortgage loans primarily in 29 states through a network of approximately 2,300 independent brokers and the Company’s 11 retail offices. Since 1991, Delta has completed 44 asset-backed securitizations, collateralized by approximately $13.1 billion in mortgage loans.